Exhibit 10.10

Supplementary Agreement to the Asset Purchase Agreement

The Supplementary Agreement to the Asset Purchase Agreement (hereinafter referred to as the “Agreement”) was signed by the following parties in the People’s Republic of China (hereinafter referred to as the “China”) Longquanyi District, Chengdu, Sichuan Province on June 27, 2022:

Party A: Heng Yun Da Technology (Chengdu) Co., Ltd., with the Unified Social Credit Code 91510112MA6CN3BA47. The registered address is No. 5, 5th floor, Building D2, No. 1666, Section 2, Chenglong Avenue, Chengdu Economic and Technological Development Zone (Longquanyi District), Sichuan Province. The legal representative is Yao Du.

Party B: Sichuan Heng Guang Insurance Agency Co., Ltd., with the Unified Social Credit Code 91510112762336643W. The registered address is No. 1666, Section 2, Chenglong Road, Chengdu Economic and Technological Development Zone (Longquanyi District), Sichuan Province. The authorized representative is Chunling Mao.

Whereas,

1. On June 25, 2021, Party A and Party B signed the “Asset Purchase Agreement”, stipulating that Party A will transfer the technology, achievements and related staff of (1) developing data interface for interfacing with the insurance companies and (2) Heng Kuai Bao APP, to Party B, and Party B shall pay Party A total consideration of RMB 2 million as the consideration before November 30, 2021.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Extension of the period for payment of consideration

1.1	Party A and Party B unanimously agree to extend the payment period stipulated in Article 2 of the “Asset Purchase Agreement” to November 30, 2023, that is, the entire consideration of RMB 2 million shall be paid on or before November 30, 2023.

1.2	Party A and Party B unanimously confirm that there is no dispute over the signing, interpretation and performance of the “Asset Purchase Agreement” before the signing of this Agreement, and neither party shall be liable for breach of contract due to the delayed payment of the transfer consideration.

2. Effect

2.1	This Agreement shall take effect from the date of signature and seal by both Parties, and shall have the same legal effect as the “Asset Purchase Agreement”.

2.2	In case of any inconsistency between this Agreement and the “Asset Purchase Agreement”, this Agreement shall prevail; for any matters not covered in this Agreement, the “Asset Purchase Agreement” shall prevail.

3. Others

3.1	Language and Counterpart

This Agreement is signed in Chinese in two (2) counterparts, Party A and Party B each holds one (1) counterpart, which has the same legal effect.

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In faith whereof, all Parties have or have caused their authorized representatives to sign this “Supplementary Agreement to the Asset Purchase Agreement” on the date of mentioned at the beginning of the Agreement.

Party A:	Heng Yun Da Technology (Chengdu) Co., Ltd. (Seal)

Signature:	/s/
Name:	Yao Du
Position:	Legal representative

In faith whereof, all Parties have or have caused their authorized representatives to sign this “Supplementary Agreement to the Asset Purchase Agreement” on the date of mentioned at the beginning of the Agreement.

Party B:	Sichuan Heng Guang Insurance Agency Co., Ltd. (Seal)

Signature:	/s/
Name:	Chunling Mao
Position:	Legal representative